Exhibit 99.1

Investor Contact: Leigh Parrish Financial Dynamics 212-850-5651 lparrish@fd-us.com Media Contact: Donna Shaults Enesco Group, Inc. 630-875-5464 dshaults@enesco.com
ENESCO GROUP, INC. REPORTS SECOND QUARTER 2006 RESULTS
Itasca, Ill. – July 28, 2006 - Enesco Group, Inc., a leader in the giftware, and home and garden décor industries, today announced financial results for the second quarter ended June 30, 2006.
Second Quarter 2006 and Recent Highlights
•	Enesco signed a twelfth amendment to its U.S. credit facility, which increased its borrowing capacity between $9 million and $15 million for seasonal requirements and provided for a facility termination date of September 15, 2006. Additionally, Enesco agreed to obtain a commitment for new financing by August 7, 2006.
•	During the quarter, Enesco appointed Jefferies & Company as its new financial advisor and Mesirow Financial, LLC as its new restructuring consultant.
•	Net revenues for the second quarter were $37.8 million compared to $45.7 million in the second quarter of the prior year, largely reflecting the elimination of Precious Moments sales as of December 2005.
•	Second quarter gross profit margin expanded 790 basis points to 29.0% from 21.1%, despite a $4.2 million increase in our inventory reserves in the second quarter of 2006 and a loss on the Precious Moments license termination in the second quarter of 2005.
•	Second quarter SG&A expenses decreased 13% to $26.6 million from $30.6 million in the year ago period.
•	Net loss for the second quarter increased 13% to $24.9 million from a net loss of $22.0 million in the second quarter of 2005. Net loss for the quarter included an after-tax loss of $2.2 million, or $0.15 per diluted share, related to the operation and sale of the Dartington business, as well as a pre-tax charge of $5.3 million, resulting from the impairment of goodwill related to Gregg Gift.
•	Enesco has made progress in addressing its current distribution problems and is planning upgrades for continuing process improvements into 2007.
•	Enesco received top honors in July from the National Association of Limited Edition Dealers (NALED), the gift industry’s largest trade association, during their 27th Annual Industry Achievements Awards. Awards bestowed on Enesco included Artist of the Year and Collectible of the Year.
Second Quarter
Net revenues were $37.8 million compared to $45.7 million in the second quarter of 2005. Second quarter 2006 revenues do not include U.S. Precious Moments sales while second quarter 2005 included $8.0 million in U.S. Precious Moments sales. Excluding U.S. sales of Precious Moments from the second quarter of 2005, net revenues in the second quarter of 2006 have remained unchanged at $37.8 million. Flat revenue primarily reflects the impact from slower ramp-up of product shipments at the new third-party distribution center, lost sales due to manufacturing capacity losses and lost sales of replenishment product due to the U.S. warehouse shipping delays. Enesco also experienced lower sales from collectibles and Gregg Gift.
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Gross profit was $11.0 million compared to $9.7 million in the second quarter of 2005. Gross profit margin expanded 7.9 percentage points to 29% from 21.1% in the second quarter of 2005, which included the loss on the Precious Moments license termination. The second quarter 2006 gross margin includes a $4.2 million increase in our inventory reserves, made necessary by the Company’s accelerated initiatives to sell slow-moving inventory in order to help expedite resolving its distribution issues and clear out the Elk Grove Village facility that most likely will be vacated by year end. Gross profit margin in the second quarter 2005 was significantly impacted by the $7.7 million loss recognized on the Precious Moments license termination in the U.S., the guaranteed minimum royalty costs and generally lower margins on the product line. Excluding the effects of Precious Moments from the second quarter of 2005, gross margin in the second quarter of 2006 would have decreased 7.3 percentage points to 29% from 36.3% in the second quarter of 2005. This decline is due primarily to the $4.2 million increase in the lower of cost or market reserves established as of June 30, 2006.
Selling, general and administrative expenses (SG&A) decreased 13% to $26.6 million from $30.6 million reported in the second quarter of 2005. The decrease reflects reduced corporate overhead expenses and a reduction in depreciation expense due to the accelerated depreciation of the Enterprise Resource Planning (ERP) system in the prior year period. These decreases were offset by higher bank and consulting fees, and the write-off of capitalized loan costs in 2006 from the proposed lending facility, as Enesco chose not to seek an extension to the existing loan commitment letter through June 2006, and instead retained a new financial advisor. As a percent of sales, SG&A increased to 70.4% in the second quarter of 2006 from 66.9% in the second quarter of the prior year, as a result of a lower revenue base.
Also during the second quarter, the Company conducted an assessment of the carrying amount of the goodwill associated with Gregg Gift and recognized an impairment loss of $5.3 million.
Operating loss from the continuing operations for the second quarter was $20.9 million compared to an operating loss of $20.9 million in the same period in 2005. The loss reflects higher gross profit margin and reduced SG&A expenses as part of the continuing Operating Improvement Plan, offset by the impact of lower sales and the Gregg Gift goodwill impairment
Second quarter net loss was $24.9 million, or ($1.67) per diluted share, compared to a net loss of $22.0 million, or ($1.50) per diluted share, in the second quarter of 2005. Net loss for the quarter includes a $2.2 million charge after-tax, or $0.15 per diluted share, related the sale of the Dartington operation, as well as a charge of $4.6 million resulting from the impairment of goodwill related to Gregg Gift. Excluding the losses related to Dartington and Gregg Gift, the net loss for the quarter improved to $17.4 million, or ($1.16) per diluted share.
Basil Elliott, President and Chief Executive Officer at Enesco, stated, “Despite the challenges Enesco is currently facing, we continue to make progress in implementing our Operating Improvement Plan. Our sales in the second quarter were negatively impacted in large part by the rationalization of our product lines at the end of last year, as well as a shipping disruption which resulted when we transitioned to a third-party warehouse. However, our exit from the U.S. Precious Moments business and our product rationalization are benefiting our operating margin. In addition, while the ramp-up at the new distribution center was slower than anticipated, we have reached targeted shipping levels as of the last week of the second quarter. We are continuing to work with our third-party logistics provider to improve performance and also plan to utilize additional distribution resources to fulfill orders for the remainder of the year.
“Our near-term top priority is to obtain the new long-term financing to replace our current U.S. credit facility. Other priorities for the upcoming months include improving our distribution processes and continuing to decrease corporate expenses. Our manufacturing relationships are also being strengthened and new sourcing opportunities are being explored. We remain committed to completing our Operating Improvement Plan and returning to profitability.”
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Mr. Elliott added, “We will continue to focus on positioning Enesco as a leader in our industry once more. We took steps toward this goal with the successful launch of new products developed within our four merchandise categories at the summer gift shows, including a new baby line from the Land of Milk & Honey license and a new everyday product statement for Heartwood Creek. We also are delighted to have received several top honors from NALED 10 days ago at their Industry Achievement Awards. Jim Shore was named Artist of the Year for an unprecedented third consecutive year, and Enesco received the Collectible of the Year award for the Heartwood Creek ‘A Star Shall Guide Us’ angel figurine. We are proud to be honored by the industry and the customers we serve.”
More detailed information is set forth in Enesco’s Form 10-Q for the quarter ended June 30, 2006, which is expected to be filed Friday, July 28, 2006.
Conference Call
A conference call will be broadcast live on Monday, July 31, 2006 at 10:00 a.m. CT (11:00 a.m. ET) to discuss Enesco’s second quarter financial results as well as other recent company events. Investors interested in participating on the live call can do so by calling 1-888-271-7222, and ask for the Enesco Quarterly Earnings conference call. Investors also may listen to the live call via a Webcast at http://www.enesco.com and click on “Investor Relations,” or by logging onto http://www.streetevents.com.
To listen to the Webcast, your computer must have RealPlayer installed. This Webcast will be available online for 90 days following the live conference call on www.enesco.com. If you do not have RealPlayer, go to http://www.streetevents.com prior to the call to download RealPlayer for free.
For a phone replay, call 1-800-642-1687, Passcode: 3802539. The phone replay will be available for one month following the conference call.
About Enesco Group, Inc.
Enesco Group, Inc. is a world leader in the giftware, and home and garden décor industries. Serving more than 44,000 customers worldwide, Enesco distributes products to a wide variety of specialty card and gift retailers, home décor boutiques, as well as mass-market chains and direct mail retailers. Internationally, Enesco serves markets operating in the United Kingdom, Canada, Europe, Mexico, Australia and Asia. With subsidiaries located in Europe and Canada, and a business unit in Hong Kong, Enesco’s international distribution network is a leader in the industry. Enesco’s product lines include some of the world’s most recognizable brands, including Border Fine Arts, Bratz, Circle of Love, Foundations, Halcyon Days, Jim Shore Designs, Lilliput Lane, Pooh & Friends, Walt Disney Classics Collection, and Walt Disney Company, among others. Further information is available on Enesco’s web site at www.enesco.com.
This press release may include forward-looking statements, which reflect management’s current assumptions and beliefs and are based on information currently available to management. Such forward-looking statements may be identified by use of such words as “expects,” “intends,” “anticipates,” “could,” “estimates,” “plans,” and “believes,” and similar expressions, but these words are not the exclusive means of identifying such statements. Such statements are subject to various risks, uncertainties and other factors, which could cause actual results to vary materially from those anticipated, estimated, expected or projected. Important factors that may cause actual future events or results to differ materially and adversely from those described in the forward-looking statements include, but are not limited to: Enesco’s ability to negotiate and enter into a new credit facility or other financing; Enesco’s success in implementing its comprehensive plan for operating improvement and achieving its goals for cost savings and market share increases; Enesco’s success in developing new products and consumer reaction to Enesco’s new products; Enesco’s ability to secure, maintain and renew popular licenses, particularly our Cherished Teddies, Disney and Jim Shore Designs licenses; Enesco’s ability to grow revenues in mass and niche market channels; Enesco’s ability to comply with covenants contained in its credit facility; changes in general economic conditions, as well as specific market conditions; fluctuations in demand for our products; manufacturing lead times; the timing of orders and shipments and our ability to predict customer demands; inventory levels and purchase commitments exceeding requirements based upon forecasts; collection of accounts receivable; changes in the regulations and procedures affecting the importation of goods into the United States; changes in foreign exchange rates; price and product competition in the giftware industry; variations in sales channels, product costs or mix of products sold; and, possible future terrorist attacks, epidemics, or acts of war. In addition, Enesco operates in a continually changing business environment and does not intend to update or revise the forward-looking statements contained herein, which speak only as of the date hereof. Additional information regarding forward-looking statement risk factors is contained in Enesco’s reports and filings with the Securities and Exchange Commission. In light of these risks and uncertainties, the forward-looking statements contained herein may not occur and actual results could differ materially from those set forth herein. Accordingly, you should not rely on these forward-looking statements as a prediction of actual future results.
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ENESCO GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Six Months Ended June 30, 2006 and 2005
(Unaudited)
(In thousands, except per share amounts)

	June 30,	June 30,
	2006	2005	% Change
Net revenues	$73,334	$102,872	-29%

Cost of sales	47,145	63,465	-26%

Cost of sales — loss on license termination	—	7,713	-100%

Gross profit	26,189	31,694	-17%

Gross profit %	35.7%	30.8%

Selling, general and administrative expenses	50,641	64,792	-22%
Goodwill impairment loss	5,292	—	—

Operating loss from continuing operations	(29,744)	(33,098)	10%

Interest expense	(1,499)	(855)	75%
Interest income	52	158	-67%
Other income (expense), net	(222)	(143)	-55%

Loss from continuing operations before income taxes	(31,413)	(33,938)	7%

Income tax (expense)	(1,494)	(2,697)	45%

Loss from continuing operations	(32,907)	(36,635)	10%

Discontinued operations:
Loss from operations of Dartington (including loss on disposal in 2006 of $2,321)	(3,659)	(882)	-315%

Income tax benefit	1,098	265	-314%

Loss from discontinued operations	(2,561)	(617)	-315%

Net loss	$(35,468)	$(37,252)	5%

Loss per share of Common Stock:
Basic and diluted — continuing operations	$(2.20)	$(2.49)	12%
Basic and diluted — discontinued operations	$(0.17)	$(0.04)	-308%
Basic and diluted — net loss	$(2.37)	$(2.53)	6%

Average shares outstanding	14,960	14,700	-2%

ENESCO GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Three Months Ended June 30, 2006 and 2005
(Unaudited)
(In thousands, except per share amounts)

	June 30,	June 30,
	2006	2005	% Change
Net revenues	$37,751	$45,744	-17%

Cost of sales	26,796	28,360	-6%

Cost of sales — loss on license termination	—	7,713	-100%

Gross profit	10,955	9,671	13%

Gross profit %	29.0%	21.1%

Selling, general and administrative expenses	26,574	30,580	-13%
Goodwill impairment loss	5,292	—	—

Operating loss from continuing operations	(20,911)	(20,909)	0%

Interest expense	(940)	(456)	106%
Interest income	24	38	-37%
Other income (expense), net	(239)	12	2092%

Loss from continuing operations before income taxes	(22,066)	(21,315)	-4%

Income tax (expense)	(617)	(463)	-33%

Loss from continuing operations	(22,683)	(21,778)	-4%

Discontinued operations:
Loss from operations of Dartington (including loss on disposal in 2006 of $2,321)	(3,185)	(368)	-765%

Income tax benefit	956	110	-769%

Loss from discontinued operations	(2,229)	(258)	-764%

Net loss	$(24,912)	$(22,036)	-13%

Loss per share of Common Stock:
Basic and diluted — continuing operations	$(1.52)	$(1.48)	-2%
Basic and diluted — discontinued operations	$(0.15)	$(0.02)	-749%
Basic and diluted — net loss	$(1.67)	$(1.50)	-11%

Average shares outstanding	14,960	14,700	-2%

ENESCO GROUP, INC.
CONSOLIDATED BALANCE SHEETS
As of June 30, 2006 and December 31, 2005
(In thousands)

	(unaudited)
	June 30,	December 31,
	2006	2005
ASSETS

Current Assets:
Cash and cash equivalents	$7,309	$12,918
Accounts receivable, net	34,358	42,285
Inventories	34,071	40,659
Prepaid expenses	4,134	3,471
Deferred income taxes	899	783
Asset held for sale	2,015	—

Total current assets	82,786	100,116

Property, plant and equipment, net	11,099	15,504

Other assets	8,441	14,571

Total assets	$102,326	$130,191

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:
Notes and loans payable	$42,642	$30,823
Accounts payable	13,903	15,306
Federal, state and foreign income taxes	8,301	9,005
Deferred gain on sale of fixed assets	5,414	6,358
Accrued expenses	10,031	14,592

Total current liabilities	80,291	76,084

Total non-current liabilities	943	1,281

Total shareholders’ equity	21,092	52,826

Total liabilities and shareholders’ equity	$102,326	$130,191

ENESCO GROUP, INC.
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
FOR THE SIX MONTHS ENDED JUNE 30, 2006 AND 2005
(Unaudited)
(In thousands)

	June 30,	June 30,
	2006	2005
Operating Activities of Continuing Operations:
Loss from continuing operations	$(32,907)	$(36,635)
Adjustments to reconcile net loss to net cash used by operating activities of continuing operations	14,482	19,683

Net cash used by operating activities from continuing operations	(18,425)	(16,952)

Investing Activities of Continuing Operations:
Purchases of property, plant and equipment	(217)	(1,204)
Proceeds from sales of property, plant and equipment	77	6

Net cash used by investing activities of continuing operations	(140)	(1,198)

Financing Activities of Continuing Operations:

Net issuance of notes and loans payable	11,819	8,797
Exercise of stock options	—	322

Net cash provided by financing activities of continuing operations	11,819	9,119

Discontinued Operations:
Operating activities	(595)	(594)
Investing activities	1,088	(23)

Net cash provided by (used in) discontinued operations	493	(617)

Effect of exchange rate changes on cash and cash equivalents	644	(427)

Decrease in cash and cash equivalents	(5,609)	(10,075)
Cash and cash equivalents, beginning of period	12,918	14,646

Cash and cash equivalents, end of period	$7,309	$4,571

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